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                    January 17, 2024

       Ryan D. Faber
       Chief Executive Officer
       Bloom HoldCo LLC
       1000 Brickell Avenue, Suite 715
       Miami, FL 33131

                                                        Re: Bloom HoldCo LLC
                                                            Registration
Statement on Form 10-12G
                                                            Filed June 5, 2023
                                                            File No. 000-56556

       Dear Ryan D. Faber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Crypto Assets